Exhibit 99.1

NEWS RELEASE CONTACTS:	Wayne Whitener Chief Executive Officer TGC Industries, Inc. (972) 881-1099 Jack Lascar / Karen Roan DRG&E (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Fourth Quarter and Year-End 2009 Results

PLANO, TEXAS — March 1, 2010 — TGC Industries, Inc. (NASDAQ: TGE) today announced financial results for the fourth quarter and year-end 2009.  Revenues were $15.7 million compared to $24.1 million in the fourth quarter of 2008.  The Company reported a net loss of $(2.7) million, or $(0.15) per share, compared to net income of $2.2 million, or $0.12 per diluted share, in the fourth quarter of 2008.  (All per share amounts have been adjusted to reflect the five percent stock dividend paid on May 12, 2009 to shareholders of record as of April 28, 2009.)  Fourth quarter 2009 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) was a loss of $88 thousand compared to $7.6 million in last year’s fourth quarter.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We continued to experience reduced demand for our services and a competitive pricing environment during the fourth quarter.  In response, we continued to optimize our utilization, keeping our crew count aligned with expected demand from our customers, and operated four crews in the lower 48 states throughout the fourth quarter.   We also operated three crews in Canada for the portion of the quarter subsequent to the closing of our acquisition of Eagle Canada in October.

“Throughout 2009, we responded to the weakening demand for seismic services by aggressively managing our costs, including our crew count, which dropped from a peak of nine crews in the first quarter to four crews in the second half of the year.  This led to a significant decline in revenues in the third and fourth quarters as a result of a significant industry wide reaction to the worldwide credit crisis and deep recession in the United States.

“We ended the year with approximately $ 25.5 million in cash and remain well capitalized and strong financially, with the financial and operational flexibility to take advantage of the expected upturn in the seismic market.”

“In addition, our acquisition of Eagle Canada was a positive contributor to our fourth quarter results.  Also, the integration process is going according to plan, and we are pleased that we are currently operating at full capacity in Canada.”

“We continue to see an uptick in bidding activity that started in late 2009 and believe the environment is beginning to improve and, therefore, are cautiously optimistic regarding the remainder of 2010.  We are now working rigorously to improve our margins.  Importantly, we have the ability to add crews quickly as business conditions improve.  Our total backlog, comprised of our U.S. and Canadian backlog amounts, increased in the fourth quarter and is currently approximately $49 million.”

FOURTH QUARTER 2009

Revenues for the fourth quarter of 2009 declined 34.7 percent year over year, primarily due to continued diminished demand and a competitive pricing environment for seismic services.   Cost of services decreased 11.1 percent to $13.4 million from $15.1 million a year ago.  Cost of services as a percentage of revenues increased to 85.4 percent in the 2009 fourth quarter compared to 62.7 percent in the 2008 fourth quarter as a result of the significant decline in margins.  Selling, general and administrative expenses (“SG&A”) were $2.4 million in the 2009 fourth quarter compared to $1.4 million in the comparable period of 2008.  Loss from operations for the 2009 fourth quarter was $(3.8) million compared to income from operations of $3.8 million in the fourth quarter of 2008.  Interest expense for the quarter declined 24.3 percent from a year ago to $237,970.  Net loss was $(2.7) million, or $(0.15) per share, compared to net income of $2.2 million, or $0.12 per diluted share, in the fourth quarter of 2008.  The effective tax benefit rate for the quarter was 34.5 percent compared to an effective tax expense rate of 37.1 percent in the fourth quarter of 2008.

FULL YEAR 2009

Revenues for 2009 increased 4.2 percent to $90.4 million from $86.8 million in 2008.  Cost of services rose 16.9 percent to $65.4 million compared to $55.9 million a year ago.  Cost of services as a percentage of revenues were 72.3 percent compared to 64.5 percent last year.  Selling, general and administrative expenses (“SG&A”) were $5.5 million in 2009 compared to $4.5 million in the comparable period of 2008.    Income from operations was $4.9 million compared to $12.5 million in the same period of last year.  Interest expense for 2009 rose 9.8 percent from a year ago to $1.0 million.  Full year net income was $1.9 million, or $0.10 per diluted share, compared to $6.9 million, or $0.38 per diluted share, for 2008.  The effective tax rate for 2009 was 51.6 percent compared to 40.1 percent for 2008.  2009 EBITDA* was $19.5 million, or 21.6 percent of revenues, compared to $26.4 million, or 30.4 percent of revenues, for 2008.

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, March 1, 2010, at 9:30 a.m. Eastern Time.  To participate in the conference call, dial 480-629-9819 a few minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 15, 2010.  To access the replay, dial 303-590-3030 using a pass code of 4216113#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas with branch offices in Houston, Oklahoma City and Calgary, Alberta, is one of the leading providers of seismic data acquisition services throughout the continental United States and Canada.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

TGC Industries, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)

Revenue	$15,746,727	$24,125,011	$90,431,899	$86,769,742

Cost and expenses
Cost of services	13,448,602	15,134,728	65,379,612	55,935,068
Selling, general, administrative	2,386,430	1,423,803	5,522,939	4,468,883
Depreciation and amortization expense	3,739,473	3,778,206	14,621,237	13,911,124
	19,574,505	20,336,737	85,523,788	74,315,075

INCOME (LOSS) FROM OPERATIONS	(3,827,778)	3,788,274	4,908,111	12,454,667

Interest expense	237,970	314,303	1,020,681	929,656

INCOME (LOSS) BEFORE INCOME TAXES	(4,065,748)	3,473,971	3,887,430	11,525,011

Income tax expense (benefit)	(1,402,801)	1,288,577	2,007,811	4,626,569

NET INCOME (LOSS)	$(2,662,947)	$2,185,394	$1,879,619	$6,898,442

Earnings (loss) per common share:
Basic	$(0.15)	$0.12	$0.10	$0.38
Diluted	$(0.15)	$0.12	$0.10	$0.38
Weighted average number of common shares outstanding:
Basic	18,285,288	18,265,364	18,280,318	18,260,110
Diluted	18,285,288	18,277,726	18,344,041	18,337,184

TGC Industries, Inc.

Condensed Consolidated Balance Sheets

	December 31, 2009	December 31, 2008

Cash and cash equivalents	$25,504,149	$24,114,351
Receivables (net)	9,455,224	5,853,908
Prepaid expenses and other	2,067,342	4,239,440
Current assets	37,026,715	34,207,699
Other assets (net)	1,599,692	250,659
Property and equipment (net)	47,583,333	50,632,563
Total assets	$86,209,740	$85,090,921

Current liabilities	$19,730,270	$17,238,656
Long-term obligations	6,507,147	11,451,835
Long-term deferred tax liability	7,278,931	5,973,000
Shareholders’ equity	52,693,392	50,427,430
Total liabilities & equity	$86,209,740	$85,090,921

TGC INDUSTRIES, INC.

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net income (loss)	$(2,662,947)	$2,185,394	$1,879,619	$6,898,442
Depreciation	3,739,473	3,778,206	14,621,237	13,911,124
Interest	237,970	314,303	1,020,681	929,656
Income tax expense (benefit)	(1,402,801)	1,288,577	2,007,811	4,626,569
EBITDA	$(88,305)	$7,566,480	$19,529,348	$26,365,791

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